Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND AMONG

HAYNES WIRE COMPANY,

THE BRANFORD WIRE AND MANUFACTURING COMPANY,

CAROLINA INDUSTRIES, INC.,

AND

RICHARD HARCKE

DATED AS OF OCTOBER 28, 2004

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“AGREEMENT”), dated as of October 28, 2004 (the “EFFECTIVE DATE”), is made and entered into by and among Haynes Wire Company, a Delaware corporation (“BUYER”), The Branford Wire and Manufacturing Company, a Connecticut corporation (“BRANFORD”), Carolina Industries, Inc., a Connecticut corporation (“CAROLINA INDUSTRIES”) (Branford and Carolina Industries, collectively, “SELLERS”) and Richard Harcke (“HARCKE”).

WITNESSETH:

WHEREAS, Sellers are engaged in the business of owning and operating a wire manufacturing business (the “BUSINESS”); and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, as hereinafter defined, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“ACCOUNTS RECEIVABLE” means all accounts and notes receivable, rights to refunds, and deposits of any kind of Branford other than Excluded Accounts receivable and Uncollectible Accounts Receivable.

“ACQUIRED ASSETS” means the Accounts Receivable, Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Licenses and Permits, Miscellaneous Assets, Purchased Inventory, Real Property, exclusive use of the names “Branford Wire and Manufacturing Company” and “B&S Wire Rod Sales” and all other assets of Branford as of the Closing Date (including all such items shown or reflected in the Closing Balance Sheet of the Seller, with additions thereto, net of dispositions in the ordinary course of the Business, since the Balance Sheet Date), of every kind, nature, character, and description, whether real, personal or mixed, whether accrued, contingent or other, and wherever situated, and whether or not reflected in any financial statement of Branford, used or useful in conducting the Business

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including, without limitation, those listed on SCHEDULE 1.01 hereto, but excluding all of the Excluded Assets.

“ACQUIRED WORKING CAPITAL” means, as of any date of determination, an amount equal to the sum of (i) Sellers’ Accounts Receivable PLUS (ii) Sellers’ Inventory (other than Excess Inventory), in each case as reflected on Seller’s balance sheet prepared in accordance with past practice.

“AFFILIATE” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person or which together with a specified Person is a member of a controlled group (within the meaning of Code Section 1563(a) determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C)) of the Code.

“ASSIGNED CONTRACTS” means the leases, contracts, agreements and arrangements assigned to Buyer by Seller hereunder and set forth in SCHEDULE 1.02.

“ASSUMED LIABILITIES” has the meaning specified in SECTION 2.04.

“BALANCE SHEET DATE” means September 30, 2004 (the date of the Interim Balance Sheet).

“BRANFORD” has the meaning set forth in the introductory paragraph hereto.

“BRANFORD’S BENEFIT OBLIGATIONS” means all obligations, arrangements or customary practices (other than those contained in or provided under Branford’s Plans), whether or not legally enforceable, to provide benefits (other than salary or wages) to present or former directors, employees, or agents of Branford. Branford’s Benefit Obligations also includes consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of Section 132 of the Code.

“BRANFORD’S PLANS” means each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of Branford and all employee benefit plans, as defined in Section 3(3) of ERISA, to which Branford is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or to which Branford otherwise contributes or has contributed, or in which Branford otherwise participates or has participated.

“BUSINESS” has the meaning set forth in the recitals hereto.

“BUSINESS DAY” means any day that the banks in Indianapolis, Indiana, U.S.A. are open for business.

“BUYER” has the meaning set forth in the introductory paragraph hereto.

“BUYER BENEFIT PLANS” has the meaning specified in SECTION 8.03(b).

“CAROLINA INDUSTRIES” has the meaning set forth in the introductory paragraph hereto.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“CLAIM” has the meaning specified in SECTION 13.02.

“CLOSING” has the meaning specified in SECTION 4.01.

“CLOSING BALANCE SHEET” has the meaning specified in SECTION 3.02(b).

“CLOSING DATE” has the meaning specified in SECTION 4.01.

“CLOSING DATE A/R REPORT” has the meaning specified in SECTION 2.06(b).

“CLOSING DATE INVENTORY REPORT” has the meaning specified in SECTION 2.06(b).

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“CODE” means the Internal Revenue Code of 1986, as amended.

“CONTRACTS” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

“EFFECTIVE DATE” has the meaning specified in the first paragraph of this Agreement.

“ENCUMBRANCES” means all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record), rights of third parties and other encumbrances of any kind or nature whatsoever.

“ENVIRONMENTAL REQUIREMENTS” mean all past, present and future Laws, rules, regulations, ordinances, policies, guidance documents, approvals, plans, authorizations, Licenses and Permits issued by any Governmental Entity of the United States, state or political subdivision thereof, and any foreign governmental body and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including (i) Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (iii) CERCLA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; RCRA; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; and the Occupational Safety and Health Act, as amended; and (iv) any similar Law.

“EQUIPMENT AND MACHINERY” means (i) all equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies, computer hardware and software, and motor vehicles (certificated or uncertificated) owned or leased by Branford in connection with the

Business (including all leases of such property), (ii) any rights of Branford to warranties applicable to the foregoing (to the extent assignable), and licenses received from the manufacturers or sellers of any such item, and (iii) any related claims, credits, and rights of recovery with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EXCESS INVENTORY” means the Inventory of Sellers that is not Purchased Inventory, ownership of which shall remain in [CAROLINA INDUSTRIES] from and after the Effective Date until purchased by Buyer or otherwise disposed of as provided in SECTION 11.01.

“EXCLUDED ACCOUNTS RECEIVABLE” means the accounts receivable of Sellers identified on SCHEDULE 1.03.

“EXCLUDED ASSETS” has the meaning specified in SECTION 2.03.

“FILES AND RECORDS” mean all files and records of the Seller relating to the Business, whether in hard copy or magnetic or other format including customer and supplier records, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, sales and advertising material, computer software and records relating to employees to be employed by the Buyer following the Closing.

“FINAL A/R REPORT” has the meaning specified in SECTION 2.06(b).

“FINAL INVENTORY REPORT” has the meaning specified in SECTION 2.06(b).

“GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied.

“GOVERNMENTAL ENTITY” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental body of any kind.

“HARCKE” has the meaning set forth in the introductory paragraph hereto.

“HAZARDOUS MATERIALS” mean (i) any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” pollutant, or contaminant under any Environmental Requirements, including CERCLA; the Superfund Amendments and Reauthorization Act, as amended; the RCRA; and any analogous and applicable Law; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

“HIRED EMPLOYEES” has the meaning specified in SECTION 8.03(a).

“INDEBTEDNESS” of any Person means, without duplication, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“INDEMNIFIED PARTY” has the meaning specified in SECTION 13.04.

“INDEMNIFYING PARTY” has the meaning specified in SECTION 13.04.

“INTANGIBLE ASSETS” mean all intangible personal property rights of the Seller, including goodwill, customer lists and related information, and all contract rights with respect to the Assigned Contracts.

“INTELLECTUAL PROPERTY” means any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (v) all databases and data collections and all rights therein throughout the world; (vi) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) all documentation related to any of the foregoing.

“INTERIM BALANCE SHEET” has the meaning specified in SECTION 5.05.

“INVENTORY” means all Inventory of Sellers, wherever located, including all finished goods, work in process and raw materials.

“LAW” or “LAWS” means any local, county, state, federal or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“LICENSES AND PERMITS” mean all licenses, permits, franchises, authorizations, and approvals issued by or under the authority of a Governmental Entity that relate directly or indirectly to, or are necessary for, the conduct of the Business, including those described in SCHEDULE 5.17.

“MATERIAL ADVERSE EFFECT,” when used with respect to Sellers or the Business, means any event, change, occurrence, condition or circumstance which has had or may have a material adverse impact on any of the Acquired Assets, the prospects, operations or financial condition of the Business as conducted by Sellers immediately prior to the date hereof or the Closing, as applicable, or the ability of Sellers to consummate any of the transactions contemplated by this Agreement, and when used with respect to Buyer, means any event, change, occurrence, condition or circumstance which has had or may have a material adverse impact on the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

“MISCELLANEOUS ASSETS” means all telephone numbers, web site addresses and post office boxes used by Branford in the Business, all materials and supplies (other than Inventory) to be used or consumed by Sellers in the production of finished goods and all prepaid expenses reflected on the Closing Balance Sheet to the extent such expenses accrue to the benefit of Buyer after the Effective Date.

“NONCOMPETITION AGREEMENTS” means the Confidentiality and Noncompetition Agreements in the Form attached as EXHIBITS 4.02(g)(i) and 4.02(g)(ii).

“PERSON” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity.

“PERSONNEL” means the current and former officers, employees and/or agents of any Seller.

“POLICIES” and “POLICY” have the meanings specified in SECTION 5.18.

“PURCHASE PRICE” has the meaning specified in SECTION 3.01.

“PURCHASED INVENTORY” means the Inventory of Sellers consisting of inventory consigned to third parties for sale, work-in-process that is committed to customer orders, work-in-process that is semi-finished goods, raw materials necessary to fulfill Sellers’ existing order backlog and other raw materials, each as set forth on SCHEDULE 1.04, adjusted as provided in SECTION 2.06.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“REAL PROPERTY” has the meaning specified in SECTION 5.09.

“RELATED AGREEMENTS” means all agreements, instruments and certificates (other than this Agreement) to be executed by Sellers or Harcke in connection with the transactions contemplated by this Agreement, including without limitation each Bill of Sale, each Assignment and Assumption Agreement and each Noncompetition Agreement.

“REPLACEMENT COST” has the meaning specified in SECTION 11.01(c).

“SALE OF ASSETS” means the sale of the Acquired Assets by Sellers to Buyer pursuant to the terms of this Agreement.

“SECURITY AGREEMENT” has the meaning specified in SECTION 4.02(a).

“SELLERS” has the meaning specified in the first paragraph of this Agreement.

“SITE ASSESSMENT” has the meaning specified in SECTION 4.02(n).

“STORAGE SITE” has the meaning specified in SECTION 11.01(a).

 “TAX” or “TAXES” mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any Governmental Entity), and all related additions to tax, penalties or interest thereon.

“TAX RETURNS” mean all returns, reports, information returns, and other documents (including all related and supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any Taxes.

“TERMINATED EMPLOYEES” has the meaning specified in SECTION 8.03(e).

“UNCOLLECTIBLE ACCOUNTS RECEIVABLE” shall mean any account receivable of Sellers that has been written off as uncollectible prior to the Closing Date and included on the list of such accounts receivable delivered by the Sellers to the Buyer pursuant to SECTION 12.05.

ARTICLE II.

SALE AND PURCHASE

SECTION 2.01.      TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers all of the right, title, and interest of Sellers in and to the Acquired Assets.

SECTION 2.02.      SALE FREE OF ENCUMBRANCES. Sellers and Harcke, jointly and severally, represent, warrant and agree that the sale, conveyance, transfer, assignment and delivery by Sellers of the Acquired Assets to Buyer as provided herein is being made free and clear of all Encumbrances.

SECTION 2.03.      CERTAIN EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement to the contrary, the Acquired Assets shall not include the following assets of Sellers (collectively, the “EXCLUDED ASSETS”):

(a)           all cash on hand or on deposit;

(b)           rights under agreements with suppliers (other than Assigned Contracts);

(c)           minute books, stock ledgers and other corporate records of any Seller;

(d)           assets held in any employee benefit plan of any Seller;

(e)           the Excess Inventory; and

(f)            the Excluded Accounts Receivable.

SECTION 2.04.      NO ASSUMPTION OF LIABILITIES. Buyer is not assuming, and shall not be responsible for in any manner, any obligations or liabilities of any Seller, direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent, except (a) that Buyer agrees to assume and timely pay or perform all obligations of Seller under the Assigned Contracts which (i) initially accrue or arise after the Closing Date and (ii) are not the result of or caused by any breach or default thereunder by any Seller, and (b) as set forth in SCHEDULE 2.04 (such obligations, collectively, the “ASSUMED LIABILITIES”). Any Excluded Assets that remain on the Real Property, as defined herein, as of the Closing Date remain at Sellers’ sole risk. Buyer will have no liability for damage to or destruction of Excluded Assets whether caused by Buyer’s negligence or otherwise.

SECTION 2.05.      SUBSEQUENT DOCUMENTATION. At any time and from time to time after the Closing Date, Sellers shall, upon the request of Buyer, and Buyer shall, upon the request of Sellers, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate (a) the sale, conveyance, transfer, assignment and delivery hereunder of the Acquired Assets, (b) the performance by the parties of any of their other respective obligations under this Agreement, and (c) the purposes and intent of this Agreement.

SECTION 2.06.      POST-CLOSING ADJUSTMENTS TO PURCHASED INVENTORY.

(a)           The amount of Purchased Inventory shall be increased or decreased by a number of pounds having a value as of the Closing Date equal to (i) the dollar amount by which Branford’s Accounts Receivable as shown on the Final A/R Report, is lower or higher, respectively, than Branford’s Accounts Receivable as shown on the Closing Date A/R Report; PLUS (ii) the amount by which the net book value of the Equipment and Machinery included in the Acquired Assets is less than $275,000. If the adjustment required by this SECTION 2.06 results in a net decrease in Purchased Inventory, Buyer shall deliver to Sellers a quantity of the Purchased Inventory (in the inverse order specified in SCHEDULE 1.04) equal to the amount of such decrease and the Inventory so delivered shall become Excess Inventory for all purposes of this Agreement. If the adjustment required by this SECTION 2.06 results in a net increase in Purchased Inventory, Sellers shall deliver to Buyer a quantity of Excess Inventory (in the order specified in SCHEDULE 1.04) equal to the amount of such increase and the amount so delivered shall become Purchased Inventory for all purposes of this Agreement. Any transfer of Inventory as a result of the application of this SECTION 2.06 shall be completed within five (5) Business Days of determination of the Closing Balance Sheet, as provided for herein.

(b)           On the Closing Date, Sellers shall deliver to Buyer a written report showing all accounts receivable of Sellers outstanding on the Closing Date, excluding Excluded Accounts Receivable (the “CLOSING DATE A/R REPORT”), and a written report showing all Inventory of Sellers as of the Closing Date divided into the categories identified on SCHEDULE 1.04 (the “CLOSING DATE INVENTORY REPORT”). Not later than twenty (20) days after the Closing Date, Buyer may disagree with the information set forth in the Closing Date A/R Report or the Closing Date Inventory Report and notify Sellers in writing specifying in reasonable detail the items in disagreement and the basis therefor. If Buyer so disagrees, Buyer and Sellers shall meet and attempt in good faith to resolve the disagreement on a mutually satisfactory basis. If Buyer and Sellers are unable to resolve the disagreement within 10 days, Sellers and Buyer shall cause their respective accountants to, within 15 days after the end of such 10-day period, agree upon a final Closing Date A/R Report or Closing Date Inventory Report, in which case such agreed-upon report shall be final and binding on the parties. In the event that their respective accountants cannot agree upon such final report within such timeframe, their respective accountants shall, within 2 days, jointly select an independent auditor of recognized national standing to determine, within 10 days, a final report as of the Closing Date, in which case such determined final report shall be final and binding on the parties. The final Closing Date A/R Report and the final Closing Date Inventory Report prepared and finally determined in accordance with this SECTION 2.06(b) are referred to herein respectively as the “FINAL A/R REPORT” and the “FINAL INVENTORY REPORT”.

ARTICLE III.

PURCHASE PRICE

SECTION 3.01.      PURCHASE PRICE AND PAYMENT. Subject to the terms and conditions set forth in this Agreement, as full consideration for the Acquired Assets, Buyer shall:

(a)           pay to Sellers at Closing in cash by wire transfer to an account designated by Sellers at least two (2) Business Days prior to the Closing Date an amount equal to Eight Million Three Hundred Thousand Dollars ($8,300,000); and

(b)           assume the Assumed Liabilities.

The amounts set forth in subsections (a) and (b) are referred to collectively as the “PURCHASE PRICE.”

SECTION 3.02.      FAIR CONSIDERATION. All of the parties acknowledge and agree that the consideration provided for in this ARTICLE III represents fair consideration and reasonably equivalent value for the sale and transfer of the Acquired Assets and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length, good-faith negotiations between the parties and their respective representatives.

SECTION 3.03.      ALLOCATION OF THE PURCHASE PRICE. Buyer and Sellers agree that the Purchase Price shall be allocated to the Acquired Assets sold by Sellers as set forth on SCHEDULE 3.03 subject to adjustment by written consent of both Sellers and the Buyer following a determination of the Closing Balance Sheet and shall file Internal Revenue Service Form 8594 (and/or other appropriate Tax Returns) with the applicable Taxing authorities, and shall not file any amendments or take any action inconsistent with the foregoing in any audit, refund claim, Tax Return, or any other administration or judicial proceeding, pursuant to Section 1060 of the Code and underlying Treasury Regulations promulgated thereunder. Sellers shall make its Tax Returns and amendments thereof available for inspection by Buyer for the purpose of verifying compliance with this SECTION 3.03.

SECTION 3.04.      TAXES. Sellers shall timely pay (a) all Taxes arising out of (i) the ownership or use of the Excluded Assets, (ii) the ownership or use of the Acquired Assets on or before the Closing Date, including all real or personal property Taxes and payroll withholding Taxes due and payable (or assessed for periods) on or before the Closing Date; and (b) all Taxes, including gross and net income Taxes, and transfer, recording, sales and use Taxes arising out of the sale or transfer of the Acquired Assets pursuant to this Agreement or the other agreements and instruments contemplated hereby or the recording or filing of any sale or transfer agreements or instruments.

ARTICLE IV.

CLOSING

SECTION 4.01.      CLOSING DATE. The closing of the transactions contemplated by this Agreement (the “CLOSING”) shall take place at a date and time mutually agreed upon by the parties to the Agreement following satisfaction or waiver of all conditions set forth herein at the offices of Ice Miller, One American Square, 34th Floor, Indianapolis, Indiana (the “CLOSING DATE”).

SECTION 4.02.      DELIVERIES BY SELLERS. At the Closing, and simultaneously with delivery of possession of all of the Acquired Assets to Buyer, Sellers have delivered (or caused to be delivered) to Buyer originals or copies, if specified, of the following agreements, documents and other items:

(a)           A Security Agreement by and among Sellers and Buyer (the “SECURITY AGREEMENT”), executed by Buyer, in the form attached hereto as EXHIBIT 4.02(a);

(b)           A Bill of Sale, executed by Sellers, in the form attached hereto as EXHIBIT 4.02(b);

(c)           Copies of all the resolutions adopted by Sellers’ Boards of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified to be true and complete and in full force and effect by the corporate Secretary of each Seller;

(d)           An Assignment and Assumption Agreement, executed by Sellers, in the form attached hereto as EXHIBIT 4.02(d);

(e)           Copies of each consent, waiver, authorization and approval required pursuant to SECTION 5.04 of this Agreement or necessary for the sale of the Acquired Assets or the assignment of the Assigned Contracts to Buyer as contemplated hereby;

(f)            Certificates of Good Standing of each Seller issued by the Secretary of State of the State of Connecticut or other appropriate Governmental Authority, and Certificates of Authorization for each Seller from the North Carolina Secretary of State, dated within fifteen (15) days of the Closing;

(g)           Noncompetition Agreements, executed by each Seller and Harcke;

(h)           Certificates of title for the motor vehicles included in the Acquired Assets, duly endorsed, and all other documents necessary to effect transfer of title to any such motor vehicles;

(i)            The original of the ALTA title insurance policy with respect to the Real Property, as defined herein, issued by Chicago Title Insurance Company;

(j)            A Certificate executed by Sellers acknowledging delivery by Buyer of the items set forth in SECTION 4.03 of this Agreement and certifying that Sellers have performed in all respects all of the covenants, agreements, obligations and conditions required under this Agreement to be performed, complied with or fulfilled by Sellers on or before the Closing Date;

(k)           An opinion of counsel to Sellers, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT 4.02(k);

(l)            The Closing Date A/R Report and the Closing Date Inventory Report;

(m)          A copy of the ALTA survey certified by Professional Surveying Services for the Real Property, as defined herein;

(n)           A copy of the Phase I environmental site assessment (“SITE ASSESSMENT”) of the Real Property;

(o)           Evidence of zoning of the Real Property that is satisfactory to Buyer, in its reasonable discretion;

(p)           The list of Uncollectible Accounts Receivable provided for in SECTION 12.05(d);

(q)           The evidence of compliance with applicable bulk sales or bulk transfer laws required by SECTION 9.08;

(r)            Non-Foreign Affidavit executed by Sellers, in connection with the transfer of the Real Property;

(s)           Owner’s Affidavit executed by Sellers, in connection with the transfer of the Real Property;

(t)            General Warranty Deed executed by Sellers, in connection with the transfer of the Real Property; and

(u)           Such other documents and certificates, as Buyer shall reasonably request.

SECTION 4.03.      DELIVERIES BY BUYER. At the Closing and simultaneously with the payment of the Purchase Price to Sellers, Buyer has delivered (or has caused to be delivered) to Sellers originals, or copies if specified, of the following agreements, documents and other items:

(a)           The Purchase Price to be paid at the Closing pursuant to SECTION 3.01 by wire transfer to accounts designated by Sellers;

(b)           The Security Agreement, executed by Sellers, in the form attached as EXHIBIT 4.02(a);

(c)           Copies of all resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified to be true and complete and in full force and effect by the corporate Secretary of Buyer;

(d)           An Assignment and Assumption Agreement, executed by Buyer, in the form attached hereto as EXHIBIT 4.02(d);

(e)           A Certificate executed by Buyer acknowledging delivery by Sellers of the items set forth in SECTION 4.02 of this Agreement and certifying that Buyer has performed in all respects all of the covenants, agreements, obligations and conditions required under this Agreement to be performed, complied with or fulfilled by Buyer on or before the Closing Date;

(f)            The Noncompetition Agreements, executed by Buyer;

(g)           A Certificate of Good Standing of Buyer issued by the Secretary of State of the State of Delaware, dated within fifteen (15) days of the Closing; and

(h)           Such other documents and certificates, as Sellers shall reasonably request.

SECTION 4.04.      POSSESSION OF ACQUIRED ASSETS. Immediately following the Closing on the Closing Date, the Seller shall take all actions which are required or requested by the Buyer to put the Buyer in full possession and control of all of the Acquired Assets.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND HARCKE

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and Harcke jointly and severally represent and warrant to Buyer as follows:

SECTION 5.01.      ORGANIZATION; POWER. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller is qualified as a foreign corporation and is in good standing in each state or jurisdiction where qualification is necessary because of the nature of the assets and properties it owns, leases or operates or because of the nature of the business it conducts.

SECTION 5.02.      AUTHORIZATION AND VALIDITY OF AGREEMENT. Each Seller has all requisite corporate power and authority to own, lease and operate the Acquired Assets, to carry on the Business as it is now being conducted, and to enter into, execute and deliver this Agreement and all Related Agreements executed by it, to consummate the transactions contemplated by this Agreement and other Related Agreements and to comply with and fulfill the terms and conditions of this Agreement and such Related Agreements. Harcke has the legal capacity and authority to enter into this Agreement and each of the Related Agreements, to be executed by

Harcke and to carry out his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Agreement by each Seller and Harcke and the consummation by each Seller and Harcke of the transactions contemplated by this Agreement and each Related Agreement have been duly authorized by all necessary corporate action by the Board of Directors and shareholders of each Seller, and no other corporate proceedings on the part of any Seller are necessary to authorize such execution, delivery, performance or consummation. This Agreement and each Related Agreement has been duly executed and delivered by each Seller and Harcke, as applicable, and constitutes a legal, valid and binding obligation of each Seller and Harcke, as applicable, enforceable against each Seller and Harcke in accordance with their respective terms and conditions.

SECTION 5.03.      NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by each Seller and Harcke does not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other governing document of Sellers, (b) violate any provision of Law of any Governmental Entity applicable to any Seller, Harcke, or the Business; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust, indenture, license, consent order or other instrument or obligation to which any Seller or Harcke is a party, or by which any Seller is bound or to which any Seller’s or Harcke’s assets or properties may be bound; or (d) result in the imposition of any Encumbrance or restriction on the Business or any of the Acquired Assets.

SECTION 5.04.      CONSENTS AND APPROVALS. SCHEDULE 5.04 sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement by any Seller or Harcke or the performance by any Seller and Harcke of its or his obligations hereunder.

SECTION 5.05.      FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 5.05 are true, correct and complete copies of (i) the balance sheets of Sellers as of April 30, 2003 and 2002 and the related statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years ended April 30, 2003, 2002 and 2001, together with a true and correct copy of the review letter on such information by Sally Massagee, Sellers’ independent public accountant, (ii) the balance sheet of Sellers as of April 30, 2004 and the related statement of income, changes in stockholders’ equity and cash flows for the year then ended, and (iii) the unaudited balance sheet of the Sellers as of July 31, 2004 (the “INTERIM BALANCE SHEET”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the three (3) months then ended, together with the notes thereto. All financial statements referred to in this SECTION 5.05 have been prepared in a manner consistent with the manner in which Sellers’ Tax Returns are prepared. All of the financial statements fairly present, in all material respects, the financial position of the Sellers as of the respective dates thereof and the results of the Sellers’ operations and changes in the stockholders’ equity and cash flows for the period then ended, subject, in the case of clauses (ii) and (iii) above, to normal recurring adjustments which are not, individually or in the aggregate, material.

SECTION 5.06.      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 5.06, since the Balance Sheet Date, Sellers have operated the Business in the ordinary course consistent with past practice and there has not been any:

(a)           (i) increase in the compensation payable or to become payable to any Personnel engaged in the Business, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to any Personnel engaged in the Business, (iii) addition to or modification of any of the Branford’s Benefit Obligations and Branford’s Plans agreed to by any Seller for any Personnel engaged in the Business other than in the ordinary course of the Business consistent with past practice, or (iv) new employment agreement with any Personnel engaged in the Business;

(b)           cancellation of any indebtedness or waiver of any rights having a value of $5,000 or greater, whether or not in the ordinary course of the Business, or increase in any obligation or liability of Branford except in the ordinary course of the Business consistent with past practice;

(c)           execution and delivery, amendment, cancellation or termination of any contract, license or other instrument material to the Business;

(d)           failure to preserve the Business intact, to keep available to Buyer the services of the Personnel and to preserve for Buyer the goodwill of each of the Branford’s dealers, suppliers, customers and others having business relations with it;

(e)           change in accounting methods or practices;

(f)            damage, destruction or loss (whether or not covered by insurance) affecting the Acquired Assets or the Business;

(g)           sale, assignment, transfer or encumbering (or subjecting to any Encumbrance) of any of the assets or properties except in the ordinary course of the Business consistent with past practice;

(h)           agreement by any Seller to do any of the foregoing; or

(i)            other event or condition of any character which in any one case or in the aggregate has had or may have a Material Adverse Effect on any Seller, the Business or any of the Acquired Assets.

SECTION 5.07.      TAX MATTERS. Each Seller has duly and timely filed all Tax Returns required to have been filed with any federal, state, local or foreign Taxing authority on or before the Closing Date and has timely paid all Taxes due and payable by it on or before the Closing Date, whether or not shown on such Tax Returns. Branford has set up reserves or accruals on the Agreement Balance Sheet which are adequate for the payment of all Taxes for all periods through the Closing Date. No Taxing authority has asserted any claim against any Seller for the assessment of any additional Tax liability or initiated any action or proceeding which could result in such an assertion. Each Seller has made all withholding of Taxes required to be made under all applicable Laws and regulations, including withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Taxing authorities. The state, federal and local Tax Returns of each Seller have been audited for or through the respective periods set forth on SCHEDULE 5.07 hereof, and there have been no waivers or extensions by such Seller of statutes of limitations with respect to Taxes. Neither Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code or of Sub-Chapter A or Chapter 3 of the Code, or of any other comparable provision of Law.

SECTION 5.08.      ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 5.08, Branford has no indebtedness or liability which is not shown on the Agreement Balance Sheet or provided for thereon, other than liabilities incurred or accrued in the ordinary course of the Business consistent with past practice since the Balance Sheet Date. The Acquired Assets are being conveyed to Buyer pursuant to this Agreement free and clear of all Encumbrances and Buyer will not incur any liability or obligation as a result of its acquisition of the Acquired Assets (other than the Assumed Liabilities).

SECTION 5.09.      REAL PROPERTY. SCHEDULE 5.09 sets forth a list of all real property owned, used or occupied by any Seller (or any of their Affiliates) which is used in the business (the “REAL PROPERTY”). None of the real property used by any Seller in the Business is leased. All of the following apply to the Real Property:

(a)           None of the Real Property is subject to any option to purchase, purchase agreement, lease, sublease, right of first refusal or any other grant to any Person of any right to the purchase, lease, sublease, use, occupancy or enjoyment of such property or any portion thereof by any Seller.

(b)           There is no litigation or proceeding pending or, to the knowledge of any Seller, threatened against or relating to the Real Property, including, without limitation, condemnation proceedings relating to any of the Real Property.

(c)           There is no pending re-zoning relating to the Real Estate.

(d)           All Licenses and Permits and approvals necessary for the occupancy and use of the Real Property for the conduct of the Business have been obtained.

(e)           Good, marketable and indefeasible fee simple title to each parcel of the Real Property is owned by Carolina Industries, free and clear of every kind or description of lien, lease or encumbrance except easements, agreements and restrictions of record and current taxes not delinquent.

(f)            There are no easements, agreements and restrictions which encumber the Real Property or frustrate Buyer’s intended use of the Real Property.

(g)           There are no unpaid claims for labor done upon or materials furnished for the Real Property in respect of which liens have been or may be filed.

(h)           There is no judgment of any court of any State or of the United States that is or may become a lien on the Real Property.

(i)            The improvements upon the Real Property are all located entirely within the bounds of the Real Property, and there are no encroachments thereon.

(j)            Each parcel of the Real Property is now in possession of Sellers and no other person has a right to possession or claims possession of all or any part of the Real Property. Sellers will deliver possession of the Real Property to Buyer at the Closing, free and clear of any right or claim of any person to the possession of the Real Property except as disclosed in writing to Buyer.

(k)           Each parcel of the Real Property has direct access to a publicly-dedicated right-of-way.

(l)            Neither Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and regulations adopted pursuant thereto).

(m)          All utilities presently serving the Real Property are operated through public easements or rights-of-way, or through valid private easements or rights-of-way in favor of the applicable owner of the Real Property, and all installation and connection charges relating thereto have been paid in full.

SECTION 5.10.      CONFORMITY OF THE REAL PROPERTY. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Property conform in all respects to applicable Laws, including those related to zoning, use or construction, and the Real Property is zoned for the purposes for which it is presently used by Sellers. All such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear and obsolescence, and no condition exists which interferes with the economic value or use thereof. The conduct of the Business on the Real Property is in full compliance with applicable Laws, and no portion of the Real Property is operated as a legally existing nonconforming use.

SECTION 5.11.      EQUIPMENT AND MACHINERY. Included in SCHEDULE 1.01 is a list of, or SCHEDULE 1.01 otherwise describes, all material items of Equipment and Machinery included in the Acquired Assets. Each item of Equipment and Machinery is in good operating condition and repair (except for ordinary wear and tear) and is in conformity in all respects with all applicable Laws, ordinances, orders, regulations and other requirements.

SECTION 5.12.      INTELLECTUAL PROPERTY AND SOFTWARE. All Intellectual Property owned by Sellers and material to the Business is listed on SCHEDULE 5.12. All Intellectual Property material to the Business is owned by Sellers, free and clear of all Encumbrances, and is not known by Sellers to be the subject of any challenge. Sellers have all Intellectual Property necessary to conduct the Business as presently operated. No Seller is aware of any facts that would invalidate or render any Intellectual Property unenforceable. Except as disclosed on SCHEDULE 5.12, (a) there are no licenses now outstanding or other rights granted to third parties under any Intellectual Property, and (b) no Seller is a party to any agreement or understanding with respect to any Intellectual Property. All software used in the Business is assignable to Buyer without the consent or approval of any Person, which has not already been obtained. There are no unresolved claims made, and there has not been communicated to Sellers the threat of any such claim, that any of the Intellectual Property or activities of Sellers in connection with the Intellectual Property constitutes unfair competition or is in violation or infringement of any patent, trademark, trade name, service mark, trade dress, right of publicity, copyright or registration therefore, of any other Person. The Intellectual Property does not infringe the patent, trademark, copyright, trade secret or other proprietary right of any third party. All filings or recordations necessary or appropriate to protect the interests of Sellers in any Intellectual Property have been duly made and are in full force and effect.

SECTION 5.13.      ACCOUNTS RECEIVABLE. Except for the Uncollectible Accounts Receivable and the Excluded Accounts Receivable, the Accounts Receivable reflected or to be reflected in the Closing Date A/R Report represent or shall represent bona fide claims against debtors for sales, services performed, or other charges arising in the ordinary course of business, and are not subject to dispute or counterclaim. Except for the Uncollectible Accounts Receivable and the Excluded Accounts Receivable, all Accounts Receivable are collectible in the ordinary course of business (without the necessity of legal proceedings) within 90 days after the date of the invoice therefor.

SECTION 5.14.      EMPLOYEE BENEFIT PLANS.

(a)           SCHEDULE 5.14(a) contains a true and complete list of all of Branford’s Plans and Branford’s Benefit Obligations. All of Branford’s Plans and Branford’s Benefit Obligations are in full force and effect and are in compliance in all respects, both as to form and operation, with applicable provisions of ERISA, the Code, and any other applicable Laws, and with any applicable collective bargaining agreement. No event has occurred, and there exists no condition or set of circumstances which has resulted in or which could result in the imposition of any liability on Branford under ERISA, the Code or other applicable Law with respect to Branford’s Plans or Branford’s Benefit Obligations.

(b)           Branford is not part of a controlled group of employers with any other person (as defined in Section 7701(a)(l) of the Code) which is considered a single employer under Sections 414(b), (c), (m), or (o) of the Code, or Section 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder.

(c)           Branford does not sponsor, maintain, contribute to, nor is required to contribute to, any “multi-employer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and has no liability of any nature, whether known or unknown, fixed or contingent, with respect to any such multi-employer plan.

(d)           Branford does not sponsor, maintain, contribute to, nor is required to contribute to, any medical, health, life or other welfare benefits for present or future terminated or retired employees or their spouses or dependents, other than as required by Part 6 of Subtitle B of Title I of ERISA, COBRA, or any comparable state Law, and has no liability of any nature, whether known or unknown, fixed or contingent, with respect to any such post-termination welfare benefits.

SECTION 5.15.      LABOR RELATIONS.

(a)           None of the Sellers is a party to or bound by any collective bargaining agreements and there have been no union claims to represent any of Sellers’ Personnel.

(b)           There is no labor strike, lockout, dispute, slowdown or stoppage pending or, to the knowledge of Sellers or Harcke, threatened against or involving any Seller, nor has any such event or labor difficulty occurred within the past five (5) years.

(c)           No Seller has entered into any severance or similar arrangement in respect of any Personnel that shall result in any obligation (absolute or contingent) of any Seller or Buyer to make any payment to any Personnel following termination of employment, including the termination of employment effected by the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not trigger any severance or similar arrangement of any Seller payable by Buyer after the Closing.

SECTION 5.16.      ENVIRONMENTAL COMPLIANCE.

(a)           Except as set forth on SCHEDULE 5.16(a), no Hazardous Material has been disposed of, spilled, leaked or otherwise released on any Real Property nor has any Hazardous Material come to be located in the soil, surface water or groundwater on or below any Real Property. Except as set forth on SCHEDULE 5.16(a), no Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used or otherwise handled by the Seller either on or off of any Real Property and there are no underground storage tanks thereon (whether or not regulated and whether or not out of service, closed or decommissioned). There is no condition affecting any Real Property known to Sellers or Harcke which is in violation of any Environmental Requirement. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of any of the Real Property, or into other assets of Sellers. There is no electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on any of the Real Property. Sellers have not conducted activities on the Real Property involving the treatment, storage or disposal of Hazardous Materials. To the knowledge of Seller or Harcke, no previous owner or tenant of the Real Property has spilled, disposed, discharged, emitted or released any Hazardous Materials into, upon or from any Real Property or into or upon the soil, ground or surface water nor has violated any Environmental Requirements with respect to the Real Property.

(b)           Except as set forth on SCHEDULE 5.16(b), each Seller is in compliance and has complied in all material respects with all federal, state and local Environmental Requirements and has not been cited for any violation of any such Environmental Requirements. Except as set forth on SCHEDULE 5.16(b), no capital expenditures will be required for compliance with any applicable Environmental Requirements. Except as set forth on SCHEDULE 5.16(b), there is no pending investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding known to Sellers or Harcke by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, the use of underground storage tanks by Sellers or the violation of any Environmental Requirement. Except as set forth on SCHEDULE 5.16(b), Sellers have not received any notice or other communication concerning any past, present or future events, actions or conditions which under present Law may give rise to any liability of Sellers relating to the presence of Hazardous Materials on the Real Property or on the real property of any Person. Except as set forth on SCHEDULE 5.16(b), Sellers do not have any agreement with any Governmental Entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

SECTION 5.17.      LICENSES AND PERMITS. Sellers have obtained all Licenses and Permits necessary for the conduct of the Business and all Licenses and permits are in full force and effect, including those Licenses and Permits necessary to comply with Environmental Requirements. The Licenses and Permits are described in SCHEDULE 5.17. All of the Licenses and Permits are assignable to Buyer as contemplated by this Agreement. The consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Entity the right to terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business. Sellers are in compliance with all terms, conditions and requirements of all Licenses and Permits and no proceeding is pending or, to the knowledge of Sellers or Harcke, threatened relating to the termination, revocation, limitation or modification of any of the Licenses or Permits.

SECTION 5.18.      INSURANCE; BONDS. SCHEDULE 5.18 lists all policies of liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance (collectively, “POLICIES” and individually, a “POLICY”) insuring the properties, assets or operation of the Business, setting forth the carrier, policy number, expiration dates, premiums, description of type of coverage and coverage amounts. Sellers have made true and complete copies of all such policies available to Buyer for inspection. Except as set forth on SCHEDULE 5.18, there are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of Sellers or the Business. Except as set forth on SCHEDULE 5.18, no bond or other surety arrangement is required to satisfy any contractual, statutory or regulatory requirement applicable to Sellers or the Business or to conduct the Business as currently conducted and all bonds or other surety arrangements of each Seller are in full force and effect.

SECTION 5.19.      ASSIGNED CONTRACTS. Each Assigned Contract is in full force and effect. Neither Sellers, nor, to the knowledge of Sellers or Harcke, any other party thereto has breached any provision of, or is in default under, the terms of any of the Assigned Contracts. None of the Assigned Contracts require any consents or approvals to the assignment thereof to Buyer as contemplated hereby, except as set forth on SCHEDULE 5.19.

SECTION 5.20.      CUSTOMERS. SCHEDULE 5.20 sets forth a list of the Branford’s twenty (20) largest customers by volume (with specification of the volume) in each of the fiscal years ended April 30, 2002, 2003 and 2004. No customer of Branford has terminated or changed in any material respect, or to the knowledge of Sellers or Harcke, intends to terminate or change in any material respect, its customer relationship with Branford.

SECTION 5.21.      COMPLIANCE WITH LAW. Sellers and the Business are in compliance with all applicable Laws, including those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, product advertising and any applicable Environmental Requirements. Sellers are not in default or violation with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to them or the Business, their Personnel or any of the Acquired Assets, or are aware of any factual circumstances which are likely to result in such default or violation.

SECTION 5.22.      LITIGATION. Except as set forth on SCHEDULE 5.22, (a) there are no claims, actions, suits, proceedings, arbitral actions, or investigations pending or, to the knowledge of the Sellers or Harcke, threatened against or directly or indirectly involving Sellers, the Business, or any of the Acquired Assets; and (b) there are no unsatisfied judgments of any kind against Sellers, the Business or the Acquired Assets.

SECTION 5.23.      TITLE TO THE ACQUIRED ASSETS AND RELATED MATTERS. Sellers have good, marketable and insurable title to all of the Acquired Assets, free and clear of all Encumbrances. Sellers have the complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets, and the deeds and other instruments of assignment and transfer executed and delivered by Sellers to Buyer are valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and effectively vest in the Buyer good, marketable and insurable title to the Acquired Assets. All consents necessary to consummate the transactions contemplated by this Agreement have been obtained and are valid and binding upon the persons giving the same. The Acquired Assets include all assets (tangible and intangible, and all leases and other agreements) necessary or desirable to permit the Buyer to carry on the Business subsequent to the Closing as presently conducted by Sellers.

SECTION 5.24.      ABSENCE OF CERTAIN BUSINESS PRACTICES. Within the five (5) years immediately preceding the date of this Agreement, neither Sellers, nor any Personnel, nor any other Person acting on behalf of Sellers has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Sellers in connection with any actual or proposed transaction relating to the Business or the Acquired Assets), which might subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

SECTION 5.25.      NO OTHER AGREEMENTS TO SELL ASSETS. No Seller has any obligation, absolute or contingent, to any other Person to sell any of the Acquired Assets, or to effect any merger, consolidation or other reorganization of Sellers, or to enter into any agreement with respect thereto.

SECTION 5.26.      DEBTS OF BRANFORD. The sum of the net proceeds received by Branford under this Agreement and the value of the Excluded Assets will be sufficient to permit Branford to pay all debts due and owing by Branford.

SECTION 5.27.      DUE DILIGENCE. With respect to all representations and warranties which are qualified “to the knowledge of Sellers or Harcke,” “known to Sellers or Harcke,” or words of similar import, Sellers and Harcke have made reasonable investigation of the subject matter of the representation (and in the case of Sellers conferred with appropriate Personnel and other representatives of Sellers) and examined all appropriate records and documents in Sellers’ or Harcke’s possession or control.

SECTION 5.28.      BROKER’S AND FINDER’S FEES. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Sellers or Harcke.

SECTION 5.29.      ALL MATERIAL INFORMATION. Neither Sellers nor Harcke has withheld from Buyer any material facts relating to Sellers, the Acquired Assets, the Business or the prospects of the Business. No representation or warranty made herein by Sellers or Harcke and no statement contained in any certificate or other agreement or instrument furnished or to be furnished to Buyer by Sellers or Harcke in connection with the transactions contemplated by this Agreement contains an untrue statement of a material fact or omits to state any material fact necessary in order to make any representation, warranty or other statement of Sellers or Harcke not misleading.

SECTION 5.30.      SELLERS AND HARCKE INDEPENDENTLY ADVISED. Sellers and Harcke have been represented and advised by independent legal and tax counsel in connection with this Agreement and the transactions contemplated by this Agreement, and are not relying upon Buyer or any of its employees or professional advisors with respect to such matters.

SECTION 5.31.      CONDITION OF ACQUIRED ASSETS. The Acquired Assets are in the same condition as they were on April 30, 2004, reasonable wear and tear excepted.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

SECTION 6.01.      ORGANIZATION; POWER. Buyer is a corporation duly and validly existing under the laws of the State of Delaware, and Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

SECTION 6.02.      AUTHORIZATION AND VALIDITY OF AGREEMENT. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Buyer hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance. This Agreement has been duly executed by Buyer and constitutes Buyer’s valid and binding obligation, enforceable against Buyer in accordance with its terms.

SECTION 6.03.      NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement by Buyer does not and shall not: (a) violate or conflict with any provision of its certificate of incorporation, bylaws or other governing document of Buyer, (b) violate any provision of Law of any Governmental Entity, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust, indenture or other agreement or instrument to which Buyer is a party, or by which it is bound or to which any of its properties or assets is subject.

SECTION 6.04.      APPROVALS AND CONSENTS. The execution, delivery and performance of this Agreement by Buyer does not require Buyer to obtain the consent or approval of, or to make any filing with, any Governmental Entity or other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or on the ability of Buyer to perform its obligations hereunder.

SECTION 6.05.      BROKER’S AND FINDER’S FEES. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Buyer.

ARTICLE VII.

COVENANTS OF SELLERS AND HARCKE

Sellers and Harcke covenant and agree with Buyer that, at all times from and after the date hereof, Sellers and Harcke will comply with all covenants and provisions of this ARTICLE VII to the extent such covenants apply to such party, except to the extent Buyer may otherwise consent in writing.

SECTION 7.01.      REGULATORY AND OTHER APPROVALS. Sellers and Harcke will as promptly as reasonably practicable take all commercially reasonable steps necessary to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entity or any other Person required of Sellers or Harcke to transfer the Acquired Assets as contemplated hereby, including, without limitation, any consents or approvals required under any Contracts to which Sellers or Harcke is a party or by which any of their Acquired Assets is bound or under any Licenses or Permits issued to Branford, (b) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Buyer in connection with the performance of its obligations under SECTIONS 8.03 and 8.04 below. Branford will provide, or cause to be provided, notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement.

SECTION 7.02.      FULFILLMENT OF CONDITIONS. Sellers and Harcke, as applicable (a) will execute and deliver at the Closing each certificate, document and instrument that Sellers or Harcke, as applicable, is hereby required to execute and deliver as a condition to Closing, (b) will take all commercially reasonable steps necessary and proceed diligently and in good faith (i) to satisfy each condition to the obligations of Buyer contained in this Agreement and (ii) to consummate all of the transactions contemplated by this Agreement, and (c) will not take or fail to take any commercially reasonable action that would reasonably be expected to result in the nonfulfillment of any obligation of Sellers or Harcke contained in this Agreement.

SECTION 7.03.      CONDUCT OF BUSINESS. Branford will, from the date hereof until the earlier of the Closing Date or termination of this Agreement, conduct business only in the ordinary course in a manner consistent with past practices. Sellers will not, from the date hereof until the earlier of the Closing date or termination of this Agreement, make any bulk sales of Inventory inconsistent with past practice to any third party without the express prior written consent of Buyer.

SECTION 7.04.      CERTAIN RESTRICTIONS. Branford will, from the date hereof until the earlier of the Closing Date or termination of this Agreement, refrain from:

(a)           amending its articles of incorporation or bylaws (or other comparable charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution, except as specifically contemplated by this Agreement;

(b)           except as specifically contemplated by this Agreement, authorizing, issuing, selling or otherwise disposing of any shares of capital stock or other equity security of Branford or any security convertible into or exchangeable or exercisable for any shares of capital stock or other equity security of Branford;

(c)           engaging with any Person in any merger or other business combination, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(d)           making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets which exceed $5,000 in the aggregate;

(e)           entering into, modifying in any material respect or terminating any Contract requiring payments to or by Branford in an amount in excess of $5,000, other than such Contracts that are terminable without material cost or penalty to Branford without more than 30 days notice; provided, however, in the event that Branford provides written notice to Buyer requesting Buyer’s consent to enter into, materially modify or terminate any material Contract for which such execution, modification or termination would otherwise be prohibited by this SECTION 7.04(e) (which notice shall include a copy of the new or amended Contract or otherwise describe the material terms of any requested action by Branford), Buyer shall have three (3) Business Days to notify Branford that Buyer does not consent to such action and, unless such written notice is delivered to Seller on or before the close of business of such third business day, such consent shall be deemed to be granted and it shall not be a breach of this SECTION 7.04(e) for Branford to enter into, modify or terminate such Contract as described, and on the terms specified, in Branford’s written notice to Buyer;

(f)            making any change in any method of accounting or accounting practice;

(g)           mortgaging, pledging or encumbering or selling, assigning, transferring, conveying, leasing or otherwise disposing of any material Acquired Assets except in the ordinary course of business or as contemplated by this Agreement;

(h)           except as otherwise required by law, taking any action with respect to the grant of any severance or termination pay (otherwise than pursuant to the terms of Branford’s Plans in effect on the date hereof and made available to Purchaser) which will become due and payable after the Closing Date;

(i)            hiring any additional officer or terminating existing officers;

(j)            adopting, entering into or amending in any material respect any of Branford’s Plans;

(k)           making any loans or advances to any Person, except for advances to any employee of Branford with respect to expenses incurred on behalf of Branford in the ordinary course of business or in the usual course of such employee’s employment;

(l)            making any income tax election;

(m)          declaring, paying or incurring any obligation to declare or pay any dividend or other distribution on its capital stock or making or incurring any obligation to make any redemption with respect to, or purchase of, any share of its capital stock;

(n)           entering into any line of business other than the business of Branford as of the date hereof;

(o)           paying the principal amount of any Indebtedness of Branford other than as expressly required by the terms thereof or repayment of working capital borrowings in the ordinary course;

(p)           take any action that would have a Material Adverse Effect on the title to or the condition of the Real Property; or

(q)           entering into any Contract to do or engage in any of the foregoing; provided, however, that nothing contained in this Agreement shall in any way prohibit or restrict Branford from, to the extent necessary, paying consent, modification or waiver fees in respect thereto or in respect of SECTION 7.01.

SECTION 7.05.      NO SOLICITATION. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to SECTION 14.01, neither Sellers nor Harcke shall, or shall knowingly permit their respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, encourage the submission of any inquiry, proposal or offer from any Person or entity related to the acquisition of any debt or equity securities, or any substantial portion of the assets of Branford, or provide any information to, any Person or group of Persons (other than Buyer or any of its Affiliates) in furtherance of any merger, sale of assets, sale of shares of capital stock or similar transactions involving Branford. Either Seller or Harcke, as the case may be, will notify Buyer immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.06.      USE OF NAMES. Sellers shall take any and all actions as may be necessary to transfer exclusive use of the names “Branford Wire & Manufacturing Company” and “B&S Sales” to Buyer. On and after the Closing Date, Sellers shall cease any use of the names

“Branford Wire & Manufacturing Company” and “B&S Wire Rod Sales” and shall amend their relevant organizational documents to change all relevant names to a name that is not confusingly similar to either.

SECTION 7.07.      POST-CLOSING OPERATIONS. For a period of forty-five (45) days following the Closing Date, Sellers hereby irrevocably grant, authorize and license Buyer (as its contractor or otherwise), to the extent Buyer and Sellers are entitled to do so under applicable Laws, at Buyer’s option, to operate the Business under any or all of Sellers’ Licenses and Permits and interstate and intrastate operating authorities (and license plates). Sellers shall not take any action to terminate, abandon or revoke any of such Licenses or Permits or operating authorities during such 45-day period, except as may be required by applicable Law.

SECTION 7.08.      NOTIFICATION.

(a)           Between the date of this Agreement and the Closing Date, Sellers and Harcke will promptly notify Buyer in writing if they or any of them become aware after the date of this Agreement of the occurrence of any event that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any representation or warranty of Sellers or Harcke contained in this Agreement had such representation or warranty been made as of the time of the occurrence of such event.

(b)           Between the date of this Agreement and the Closing Date, Sellers and Harcke will promptly notify Buyer of the occurrence of any breach of any covenant of such party in this ARTICLE VII or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE IX impossible or unlikely.

ARTICLE VIII.

COVENANTS OF BUYER

Buyer covenants and agrees with Seller that, at all times from and after the date hereof, Buyer will comply with all covenants and provisions of this ARTICLE VIII.

SECTION 8.01.      ACCESS. After the Closing, Buyer shall permit Sellers and Harcke and their representatives to have access, during regular business hours and upon reasonable advance notice, to all books and records of Sellers for any purpose relating to taxes or regulatory matters, and shall furnish, or cause to be furnished, to Sellers or Harcke such other information that is available as Sellers or Harcke shall from time to time reasonably request. In addition, Buyer shall provide Sellers with reasonable access to Buyer’s controller to provide accounting support to Sellers for six (6) months following Closing at a mutually agreed upon fee.

SECTION 8.02.      FULFILLMENT OF CONDITIONS. Buyer, (a) will execute and deliver at the Closing each certificate, document and instrument that Buyer, as applicable, is hereby required to execute respectively, and deliver as a condition to the Closing, (b) will promptly and affirmatively take all commercially reasonable steps necessary and proceed diligently and in good faith (i) to satisfy each other condition to the obligations of Sellers and Harcke contained in this Agreement and (ii) to consummate all of the transactions contemplated in this Agreement, and (c) will not take or fail to take any commercially reasonable action that would reasonably be expected to result in the nonfulfillment of any obligation of Buyer, as applicable, contained in this Agreement.

SECTION 8.03.      EMPLOYEE MATTERS.

(a)           Buyer shall have the right, but not the obligation, to offer employment to all active full-time and part-time employees of Sellers who work in the Business as of the Closing, with all such employees who accept Buyer’s offer of employment at or immediately following the Closing being the “HIRED EMPLOYEES.”

(b)           Effective on the Closing Date, Buyer shall provide Hired Employees the opportunity to participate in employee benefit plans, programs and arrangements substantially similar to those provided by Sellers prior to Closing (“BUYER BENEFIT PLANS”). Buyer shall waive any requirements or conditions under the Buyer Benefit Plans that relate to length of service or waiting periods in such Buyer Benefit Plans subject to any requirements under applicable insurance contracts.

(c)           Hired Employees shall receive credit for all purposes, including, without limitation, eligibility to participate, vesting, and eligibility to receive benefits, under any employee benefit plan, program or arrangement (including vacation benefits) offered within one (1) year following the Closing Date to such Hired Employees by Buyer for service accrued or deemed accrued prior to the Closing Date with Sellers; provided, however that such crediting of service shall not operate to duplicate any benefit or funding of any such benefit for any period of service.

(d)           Branford shall fully vest all employees participating in its Tax-qualified Code Section 401(a) plan as of the Closing. Branford shall terminate its Tax-qualified Code Section 401(a) plan in accordance with its terms, as soon as practicable on or after the Closing Date and, in any event, within sixty (60) days following the Closing Date. Buyer’s Tax-qualified Code Section 401(a) retirement plan will accept eligible direct rollover distributions from Branford’s Tax-qualified Code Section 401(a) plan, with respect to distributions to Hired Employees from such plan, on receipt of a statement from Branford on or about the time such distributions are rolled into Buyer’s Tax-qualified Code Section 401(a) retirement plan that such plan continues to meet the requirements of Code Section 401(a).

(e)           Buyer shall not be responsible for any obligation, whether arising prior to or after the Closing Date, with respect to those employees of any Seller to whom Buyer does not offer employment or who do not accept Buyer’s offer of employment at the Closing (“TERMINATED EMPLOYEES”). Sellers shall be solely responsible and liable for providing any and all severance payments or other benefits to Terminated Employees, including, without limitation, any medical and/or health benefits required under COBRA, arising from or with any qualifying event (as defined under COBRA) which occurred on or before the Closing Date.

(f)            Sellers shall be responsible for all claims, charges, complaints or suits of any nature whatsoever by Hired Employees, Terminated Employees or former employees that arose out of or in the course of the employment or other relationship, or termination of such employment or other relationship, with Sellers on or prior to the Closing Date.

SECTION 8.04.      ASSUMED LIABILITIES. Buyer will timely pay and perform the Assumed Liabilities in accordance with their terms.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

SECTION 9.01.      REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Sellers and Harcke in this Agreement shall be true and correct as of the Closing.

SECTION 9.02.      PERFORMANCE. Sellers and Harcke shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers and Harcke, as the case may be, at or before the Closing.

SECTION 9.03.      CLOSING DELIVERIES. All deliveries by Seller pursuant to SECTION 4.02 have been delivered.

SECTION 9.04.      LAWS. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

SECTION 9.05.      REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Buyer, Sellers and Harcke to perform their respective obligations under this Agreement and to consummate the purchase and sale of the Acquired Assets contemplated hereby as set forth on SCHEDULE 9.05 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

SECTION 9.06.      NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any event or circumstance which, individually or in the aggregate, had or would reasonably be expected to have a Material Adverse Effect on Sellers or any of the Acquired Assets.

SECTION 9.07.      BALANCE SHEET. There shall be no extraordinary adverse changes in the financial condition of any Seller from that set forth on the Interim Balance Sheet, except for changes resulting from business done in the ordinary course consistent with past practice.

SECTION 9.08.      BULK SALES COMPLIANCE. Sellers shall have complied with all applicable bulk sales or bulk transfer laws in a manner that is satisfactory to Buyer and shall have delivered to Buyer on or prior to the Closing Date evidence of such compliance in form and substance satisfactory to Buyer and its counsel.

SECTION 9.09.      APPROVAL OF BOARD OF DIRECTORS. The purchase of the Acquired Assets shall have been approved by the Board of Directors of Haynes International, Inc.

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF SELLERS AND HARCKE

The obligations of Sellers and Harcke hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers and/or Harcke, as the case may be, in its or his sole discretion):

SECTION 10.01.    REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date.

SECTION 10.02.    PERFORMANCE. Buyer shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer as applicable at or before the Closing.

SECTION 10.03.    LAWS. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

SECTION 10.04.    REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Sellers, Harcke and Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been duly obtained, made or given and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

ARTICLE XI.

EXCESS INVENTORY

SECTION 11.01.    PROCEDURES FOR STORAGE AND DISPOSITION OF EXCESS INVENTORY. For a period of thirty-six (36) months following the Closing Date, title and risk of loss and/or damage to the Excess Inventory shall remain with Carolina Industries unless and until purchased by Buyer in accordance with this ARTICLE XI. During such time period, the Excess Inventory shall be dealt with according to the following procedures:

(a)           The Excess Inventory shall be stored at Buyer’s facility located at 158 N. Egerton Road, Mountain Home, NC 28758-0677 (the “STORAGE SITE”) and shall be segregated from Buyer’s inventory located at the Storage Site.

(b)           The Excess Inventory shall be classified by industrial alloy identification and size, and Buyer shall purchase such materials from no party other than Carolina Industries to the extent that there are materials of the same industrial alloy identification and size remaining in

Excess Inventory at the time of such purchase, except for those commitments to purchase such materials that remain open at Closing and are assumed by Buyer.

(c)           The purchase price Buyer shall pay to Carolina Industries for any Excess Inventory purchased pursuant to this ARTICLE XI shall be the Replacement Cost of such material. For purposes of this ARTICLE XI, “REPLACEMENT COST” shall mean the average replacement cost, including material costs and alloy surcharges, quoted by one foreign and one domestic manufacturer of material of the same industrial alloy identification number and size from a reputable provider of such materials. The purchase price for Excess Inventory purchased by Buyer in accordance with this ARTICLE XI shall be payable to Carolina Industries within ten (10) days of the date of any such purchase.

(d)           In the event that Buyer removes any Excess Inventory from the Storage Site or destroys or damages any Excess Inventory by any intentional act or by its negligence, Buyer shall be immediately obligated to purchase the portion of the Excess Inventory so removed, damaged or destroyed. Buyer shall not be obligated to purchase any Excess Inventory removed by Carolina Industries or damaged or destroyed by the intentional act or negligence of Carolina Industries.

(e)           After the closing and continuing until such time as all Excess Inventory has been sold, Carolina Industries, upon reasonable written request, shall have access to the inventory and sales records of Buyer that are reasonably necessary to determine Buyer’s compliance with the provisions of this ARTICLE XI.

(f)            Carolina Industries shall have the right to sell the Excess Inventory to any third party, whether such third party is related or unrelated to Buyer. In addition, Buyer shall have a right of first refusal to purchase any amounts of Excess Inventory offered to be sold to any such third party on either (in Buyer’s sole discretion) (i) the terms and conditions set forth in this ARTICLE XI or (ii) the terms upon which Carolina Industries offered such amounts of Excess Inventory to such third party. Prior to any proposed sale of Excess Inventory to a third party, Carolina Industries shall, at least one (1) Business Day prior to the consummation of such proposed sale, report to Buyer in writing the details of such proposed sale, including the amount, industrial alloy identification and size of the Excess Inventory to be sold as well as the proposed terms and conditions of such sale, and shall not consummate any such proposed sale before expiration of such one (1) Business Day period.

(g)           Upon reasonable prior written request, Buyer shall load Excess Inventory sold to any third party onto Carolina Industries trucks at no cost to Carolina Industries. Carolina Industries shall make all arrangements for truck and rail transportation of any Excess Inventory sold to a third party from the Storage Site and pay any and all shipping and handling charges incurred FOB the Storage Site.

(h)           Until all Excess Inventory has been sold, Carolina Industries shall have the right to conduct periodic physical inventories and audits of the Excess Inventory. Buyer shall cooperate with Carolina Industries in any such inventories and audits, including making available such personnel and equipment as may be reasonably necessary to allow Carolina Industries to access, move and count such Excess Inventory. Buyer shall also allow Carolina

Industries to consult with Buyer’s personnel regarding the disposition of excess inventory upon reasonable prior request.

(i)            At the end of the thirty-six (36) month period following the Closing Date, Buyer shall purchase from Carolina Industries all Excess Inventory then remaining upon the terms and conditions set forth in this SECTION 11.01.

SECTION 11.02.    COMPLIANCE. Each of Buyer and Carolina Industries shall perform their obligations under this ARTICLE XI in compliance with good safety practices and all applicable Federal, State of North Carolina and local laws, rules, regulations and safety requirements. Buyer and Carolina Industries shall each be responsible for acquiring at its cost any licenses, permits, franchises, authorizations, or approvals issued by or under the authority of a Governmental Authority that relate directly or indirectly to, or are necessary for, their performance under this ARTICLE XI. Carolina Industries shall also comply with all rules and regulations of Buyer while on Buyer’s premises. Each of Buyer and Carolina Industries shall be severally liable for its own failure to comply with this SECTION 11.02, but neither Buyer nor Carolina Industries shall be liable for any failure of the other to comply with this SECTION 11.02.

SECTION 11.03.    SALES EFFORTS. Buyer shall, after the Closing Date, continue to market and sell, for its own account, raw materials of the same industrial alloy identification and size as those contained in Excess Inventory at prices and on other terms determined by Buyer from time to time, utilizing Buyer’s employee, Tom Sigler, for so long as Mr. Sigler continues to be employed by Buyer.

SECTION 11.04.    OFFSET OF RETURNS FOR CREDIT. In the event that any returns for credit are received and made by Buyer with respect to sales of inventory made by any Seller prior to the Closing Date, Buyer shall be entitled to an offset against any amounts to be paid to Carolina Industries for Excess Inventory purchased by Buyer pursuant to this ARTICLE XI in an amount equal to the amount of the credit given to such customer MINUS any scrap or resale value for such returned inventory which value is received by Buyer.

ARTICLE XII.

OTHER AGREEMENTS

SECTION 12.01.    TAX RETURNS; COOPERATION ON TAX MATTERS. Sellers and Harcke shall prepare and file or cause to be prepared and filed with the appropriate Tax authority all Tax Returns required to be filed by Sellers or Harcke with respect to any period ending on or prior to the Closing Date, including without limitation the federal and state corporate and individual Tax Returns for Sellers and Harcke for the calendar year 2004, and shall timely pay all Taxes shown to be due on such Tax Returns. Sellers shall furnish or cause to be furnished to Buyer, as promptly as practicable, whether before or after the Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by the Buyer of any Tax Return, claim for refund, or other required or optional filings relating to Tax matters, for the preparation by Buyer for, and proof of facts during, any Tax audit, for the preparation by Buyer for any Tax protest, for the prosecution or defense by Buyer of any suit or other proceeding relating to Tax matters, or for the answer by Buyer to any Governmental Entity inquiry relating to Tax matters.

SECTION 12.02.    FILES AND RECORDS. Buyer shall retain possession of all Files and Records transferred to Buyer hereunder and coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period up to and not to exceed the time period which is statutorily required by law for such Files and Records.

SECTION 12.03.    CERTAIN COSTS. Buyer shall bear the cost of the title insurance policies and surveys and the Site Assessment required to be delivered at Closing under ARTICLE IV.

SECTION 12.04.    PAYMENT OF DEBTS. Sellers will pay all debts due and owing and will use the net proceeds from the Sale of Assets hereunder to pay or provide for payment of all debts and obligations of Sellers.

SECTION 12.05.    COLLECTION OF CERTAIN ACCOUNTS RECEIVABLE.

(a)           For a period of one (1) year after the Closing Date, Buyer agrees to use reasonable commercial efforts to collect Excluded Accounts Receivable in a manner consistent with the manner in which Buyer collects current accounts receivable for its own account, but in no event shall Buyer be obligated to employ a collection agency, engage counsel or institute any other extraordinary collection efforts or litigation to collect any Excluded Accounts Receivable. All amounts received by Buyer from any account debtor who is obligated on any Excluded Accounts Receivable during the one (1) year period following the Closing Date shall be applied to the Excluded Accounts Receivable or to the accounts receivable of Buyer as directed by the account debtor in its transmittal of the applicable payment or otherwise; provided, however, if such account debtor fails to specifically direct the application of its payment in its transmittal, the payment shall be applied to the account receivable of Buyer with respect to such account debtor and then to any Excluded Accounts Receivable of such account debtor.

(b)           Ninety-five percent (95%) of any amounts received by Buyer in respect of any Excluded Accounts Receivable during the one-year period following the Closing Date will be remitted to Sellers by Buyer on a monthly basis. From and after the date which is one (1) year after the Closing Date through the date that is three (3) years after the Closing Date, eighty percent (80%) of any amounts received by Buyer in respect of any Excluded Accounts Receivable will be remitted to Sellers by Buyer on a monthly basis. From and after the date that is three (3) years after the Closing Date, Buyer shall be relieved of any and all obligations to remit to Sellers any amount received with respect to any Excluded Accounts Receivable.

(c)           Buyer shall not have any obligation to make any efforts to collect any Uncollectible Accounts Receivable. Notwithstanding the foregoing, eighty percent (80%) of any amounts collected by Buyer in respect of any Uncollectible Accounts Receivable during the three (3) year period following the Closing Date will be remitted to Sellers by Buyer on a monthly basis. From and after the date which is three (3) years after the Closing Date, Buyer shall be relieved of any and all obligations to remit to Sellers any amount collected with respect to any Uncollectible Accounts Receivable.

(d)           On the Closing Date, Sellers shall deliver to Buyer a written list setting forth all of the Uncollectible Accounts Receivable, including the name and address of the account debtor, the invoice date and the outstanding balance as of the Closing Date of each Uncollectible Accounts Receivable, and such other information as the parties shall otherwise agree.

SECTION 12.06.    COSTS OF CLEAN-UP OF PCP CONTAMINATION. Sellers and Buyer are aware of certain pentachlorophenol (“PCP”) contamination on the Real Property. Buyer shall control and direct any and all investigation, remediation, clean-up, monitoring and all such other actions as may be required by the State of North Carolina to obtain a closure letter or other documentation stating that all Environmental Requirements in any way relating to the PCP contamination have been satisfied and no further obligations exist on the part of Buyer. Sellers shall either pay directly or reimburse Buyer, as the parties shall mutually agree, for any and all costs of the investigation, remediation, clean-up, monitoring and all such other actions as described above up to a maximum of Five Hundred Thousand Dollars ($500,000.00); provided that Buyer agrees to conduct any and all such required actions in a commercially reasonable manner. In order to secure the payment of all amounts due or to become due under this SECTION 12.06, Sellers have agreed to grant a security interest in the Excess Inventory, to be evidenced by the Security Agreement. Sellers agree to pay the first Five Hundred Thousand Dollars ($500,000.00) of proceeds resulting from sales of the Excess Inventory into an escrow account with an escrow agent acceptable to Buyer and Sellers pursuant to an escrow agreement to be executed as of the Closing that is acceptable to Buyer and Seller that shall secure the payment of all amount due or to become due under this SECTION 12.06. Once the principal amount deposited by Sellers into the aforementioned escrow is equal to Five Hundred Thousand Dollars ($500,000.00), the Security Agreement shall terminate.

ARTICLE XIII.

INDEMNIFICATION

SECTION 13.01.    SURVIVAL. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance hereof, notwithstanding any investigation conducted at any time with respect thereto, for the longer of (a) December 31, 2007 and until the resolution of the indemnification Claims received by the Indemnifying Party prior to such date, or (b) in the case of the representations and warranties made in any of SECTIONS 5.07, 5.08, 5.14 5.16, 5.17 and 5.21, a period ending sixty (60) days after the expiration of the statutory period of limitations, applicable to any matter subject to the representations and warranties contained in those sections and until the resolution of the indemnification Claims received by the Indemnifying Party prior to the expiration of such period; provided, however, that the representations and warranties set forth in SECTIONS 5.01, 5.02, 5.23 and 5.29, shall survive indefinitely.

SECTION 13.02.    INDEMNIFICATION BY SELLERS. Each Seller jointly and severally (but not Harcke), shall indemnify and hold harmless Buyer and its successors and assigns and their respective shareholders, employees, officers, directors, members, representatives, Affiliates and agents from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including reasonable attorneys’ fees (and costs and reasonable attorneys’ fees in respect of any suit to enforce this provision) (each a “CLAIM”), arising from or relating to (a) any misrepresentation in or breach of any representation or warranty made by Sellers or Harcke in this Agreement or any Related Agreement; (b) nonfulfillment of any of the covenants or agreements of Sellers or Harcke in this Agreement or any Related Agreement; (c) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Sellers or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring prior to the Closing, including any successor liability or responsible officer liability asserted against Buyer for Taxes or otherwise relating to events occurring prior to the Closing; (d) any liability, obligation or commitment under any of the Assigned Contracts which Sellers performed or were obligated to perform prior to the Closing; (e) any investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, or the use of underground storage tanks, aboveground storage tanks, vaults, process tanks, other containment and associated piping and transformers by Sellers to the extent such contamination, storage, treatment, release, transportation, disposal or use occurred relating to any time on or before the Closing Date; (f) any investigation, civil, criminal or administrative action with respect to Branford’s Benefit Obligations or the Branford’s Plans; (g) any COBRA obligation of Sellers arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before the Closing Date; (h) any damage to property or injury to Persons resulting from the presence of Excluded Assets on the Real Property past the Closing Date, or in connection with the removal of such Excluded Assets from the Real Property; and (h) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

In addition, each Seller shall jointly and severally indemnify and hold Buyer harmless from and against any loss, claim, expense, damage or liability (including reasonable attorneys’ fees and expenses) to which Buyer and/or the Acquired Assets may become subject insofar as such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon a breach or alleged breach of, or failure to comply with any provision of, or to give any notice or make any filing pursuant to, any bulk sales Law or similar Law of any state or other jurisdiction, whether or not Sellers or Buyer attempt to comply with such bulk sales Law. Nothing in this SECTION 13.02 shall estop or prevent either Sellers or Buyer from asserting as a bar or defense to any action or proceeding brought under any state bulk sales Law that such Law is not applicable to the transactions contemplated by this Agreement.

SECTION 13.03.    INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Sellers and Harcke and their respective successors and assigns and their respective shareholders, officers, directors, representatives, Affiliates and agents from and against any and all Claims resulting from or relating to (a) any misrepresentation in or breach of any representation or warranty made by Buyer in this Agreement or any Related Agreement; (b) nonfulfillment of any of the covenants or agreements of Buyer in this Agreement or any Related Agreement, (c) any liability, obligation or commitment under any of the Assigned Contracts which Buyer assumed and was obligated to perform after the Closing; and (d) any and all suits, actions, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

SECTION 13.04.    PROCEDURE. Promptly after acquiring knowledge of any Claim for which one of the parties hereto (the “INDEMNIFIED PARTY”) may seek indemnification against another party (the “INDEMNIFYING PARTY”) pursuant to this ARTICLE XIII, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide written notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE XIII except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of written notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same. The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party.

SECTION 13.05.    BUYER RIGHT TO OFFSET. Buyer shall have the right to offset any amount owing to it under SECTION 12.06 and/or this ARTICLE XIII against any amount to be paid to Branford under ARTICLE XI.

ARTICLE XIV.

TERMINATION

SECTION 14.01.    TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)           at any time before the Closing, by mutual written agreement of Buyer, Sellers and Harcke;

(b)           at any time before the Closing without liability to the terminating party, by Buyer, Sellers or Harcke, in the event that any Law becomes effective and no longer subject to appeal or further administrative or judicial reconsideration or review, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party;

(c)           at any time before the Closing, by notice given by Buyer, Sellers or Harcke (i) in the event of a breach of this Agreement or any Real Estate Purchase Agreement by the non-terminating party which would reasonably be expected to have a Material Adverse Effect on the terminating party, if such non-terminating party fails to cure such breach within ten (10) Business Days following notification thereof by the terminating party or (ii) upon the satisfaction of any condition to the terminating party’s obligations under this Agreement or any Real Estate Purchase Agreement becoming impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach of this Agreement or any Real Estate Purchase Agreement by the terminating party.

SECTION 14.02.    EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 14.01 above, this Agreement will forthwith become null and void, and, except as set forth in the next sentence, there will be no liability or obligation on the part of Buyer, Sellers or Harcke (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) in respect to this Agreement, except that the provisions with respect to expenses in SECTION 15.03 below and confidentiality in SECTION 15.01 below will continue to apply following any such termination. Notwithstanding any other provision in this Agreement or any Real Estate Purchase Agreement to the contrary, upon termination of this Agreement pursuant to clauses (c) or (d) of SECTION 14.01 above, Sellers and Harcke will remain liable to Buyer as the case may be, for any breach of this Agreement or any Real Estate Purchase Agreement by any Seller or Harcke, as the case may be, existing at the time of such termination, Buyer will remain liable to Sellers and Harcke, as the case may be, for any breach of this Agreement or any Real Estate Purchase Agreement by Buyer existing at the time of such termination, and Buyer, Sellers or Harcke, as the case may be, may seek such remedies, including damages and attorneys’ fees, against the other with respect to any such breach as are provided in this Agreement or the Real Estate Purchase Agreement or as are otherwise available at Law or in equity.

ARTICLE XV.

MISCELLANEOUS

SECTION 15.01.    CONFIDENTIAL INFORMATION. Each party hereto agrees that it will treat in confidence all documents, materials and other information regarding the other parties which it shall have obtained during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement and the Related Agreements (whether obtained before or after the date hereof) or the preparation of this Agreement and the Related Agreements. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction.

SECTION 15.02.    PUBLIC ANNOUNCEMENTS. Neither Buyer, Sellers nor Harcke shall make any press release or public announcement concerning the transactions provided for in this Agreement except as expressly mutually agreed upon by Buyer, Sellers and Harcke.

SECTION 15.03.    EXPENSES. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees.

SECTION 15.04.    UTILITIES PRORATION. Buyer shall be solely responsible for all utility charges with respect to the Business on and after the Closing Date. Sellers shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the day before the Closing Date or the opening of business on the

Closing Date and for bills to be rendered to Sellers based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Sellers and Buyer (based upon the number of days in applicable pre-Closing and post-Closing periods.)

SECTION 15.05.    REASONABLE EFFORTS; COOPERATION. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of the other parties to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as the other parties may reasonably require, in order to effectively carry out the intent of this Agreement.

SECTION 15.06.    NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number provided following the parties’ signatures on the signature pages hereto, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and addressed as provided following the parties’ signatures on the signature pages hereto.

Any party may change its address for the purpose of this SECTION 15.06 by giving the other parties written notice of its new address in the manner set forth above.

SECTION 15.07.    HEADINGS. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.08.    CONSTRUCTION.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           Except as otherwise specifically provided in this Agreement (such as by “sole,” “absolute discretion,” “complete discretion”, or words of similar import), if any provision of this

 Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver and/or approval shall not be unreasonably withheld or delayed.

(c)           Nothing in the schedules and/or exhibits to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.

(d)           The parties intend that each representation, warranty and covenant herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

(e)           Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

(f)            Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g)           The word “including” means “including, without limitation.”

SECTION 15.09.    SEVERABILITY. If any provision of this Agreement is declared by any Governmental Entity to be null, void or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 15.10.    ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 15.11.    AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 15.12.    PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Buyer, Sellers and Harcke and their respective successors and assigns.

SECTION 15.13.    SUCCESSORS AND ASSIGNS. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, (i) Buyer may without consent assign this Agreement and all of its rights and delegate its obligations hereunder to an Affiliate of Buyer or to any Person who shall acquire all or substantially all of the assets of Buyer, and (ii) Sellers consent to the assignment as security and the grant of a security interest in all right, title and interest of Buyer in, to and under the Agreement and all related agreements to Congress Financial Corporation (Central), as agent, and shall execute such acknowledgement thereof as it may request, provided that in no event shall Buyer be relieved of any obligation hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 15.14.    GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with, and governed by, the Laws of the State of Indiana (without giving effect to the principles of conflicts of laws thereof). The parties hereto irrevocably agree and consent to the non-exclusive jurisdiction of the courts of the State of Indiana and the federal courts of the United States, sitting in Indianapolis, Indiana for the adjudication of any matters arising under or in connection with this Agreement.

SECTION 15.15.    COUNTERPARTS. This Agreement is executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

“SELLERS”

THE BRANFORD WIRE AND
MANUFACTURING COMPANY

By:	/s/ Richard A. Harcke

Title:	President

158 N. Egerton Rd.
Mtn. Home NC, 28758
Attn: Richard Harcke, President
Tel. No. 828-692-5791
Fax No. 828-697-9818

CAROLINA INDUSTRIES, INC.

By:	/s/ Richard A. Harcke

Title:	President

158 N. Egerton Rd.
Mtn. Home NC, 28758
Attn: Richard Harcke, President
Tel. No. 828-692-5791
Fax No. 828-697-9818

“HARCKE”

/s/ Richard A. Harcke
Richard Harcke

158 N. Egerton Rd.
Mtn. Home NC, 28758
Attn: Richard Harcke, President
Tel. No. 828-692-5791
Fax No. 828-697-9818

“BUYER”

HAYNES WIRE COMPANY, INC.

By:	/s/ Marcel Martin

Title:	CFO

1020 West Park Avenue
P.O. Box 9013
Kokomo, IN 46904-9013
Attn: Francis J. Petro, President and CEO
Tel. No. (765) 456-6000
Fax. No. (765) 456-6125

[Exhibits 4.02(g)(i) and 4.02(g)(ii) - Non-Compete Agreements, Exhibit 4.02(a) - Security Agreement, Exhibit 4.02(b) - Bill of Sale, Exhibit 4.02(d) - Assignment and Assumption Agreement, Exhibit 4.02(k) - Form of opinion of counsel to Sellers, and the Disclosure Schedules have been omitted from the Agreement as filed with the Securities and Exchange Commission (the “SEC”). The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish supplementally a copy of any of the omitted exhibits and schedules to the SEC upon request from the SEC.]